ISSUER FREE WRITING PROSPECTUS
filed pursuant to Rule 433
Registration Statement No. 333-169984
December 31, 2010
Ivanhoe Mines common shares now trading “ex-rights”
on Toronto and New York stock exchanges and NASDAQ
Regular trading of rights to begin on TSX January 4
and on NYSE and NASDAQ January 6
TORONTO, CANADA — Ivanhoe Mines announced today that the company’s shares began trading “ex-rights” on the Toronto Stock Exchange (TSX), New York Stock Exchange (NYSE) and NASDAQ Stock Market on December 29, 2010.
Each Ivanhoe Mines share traded before December 29, 2010, is considered to have had the value of a right embedded in the price of the share. Beginning on the “ex-rights” date — December 29 — the rights in effect could be considered to be separate from the common shares for comparative valuation purposes.
Securities trades in the United States and Canada customarily settle three business days following the date of each trade. This means that buyers of Ivanhoe Mines shares purchased on or after December 29 will not be registered as holders of those shares on December 31, 2010, which is the record date for determining the eligibility of shareholders to participate in the company’s previously announced rights offering. Under terms of the rights offering, only shareholders of record on the December 31 record date will be entitled to receive one right for every share that they own.
“Regular way” trading of the rights will begin on the TSX on January 4, 2011, under the symbol “IVN.RT,” and continue until 12 noon Eastern Standard Time (EST) on January 26, 2011. “Regular way” trading will begin on January 6, 2011, on the NYSE under the symbol “IVN RT” and on NASDAQ under the symbol “IVN.R,” and will stop at the close of trading on January 25, 2011. The rights offering will expire at 5:00 p.m. (EST) on January 26, 2011.
Every 100 rights will allow the holder to purchase 15 common shares of Ivanhoe. Every 20 rights, for example, will entitle the holder to purchase three shares. Each holder may choose a subscription price of either US$13.88 per share or CDN$13.93 per share.
A rights-offering prospectus and rights certificate will be mailed to each shareholder of record on January 5, 2011, subject to applicable law. The final prospectus, dated December 16, 2010, is available now on Sedar and on EDGAR; key details were summarized in news releases issued by Ivanhoe Mines on December 18 and 22, 2010, which are available at www.ivanhoemines.com.
This news release does not constitute an offer to sell, or the solicitation of an offer to buy, any securities; nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Ivanhoe Mines (www.ivanhoemines.com)
Ivanhoe Mines (NYSE, NASDAQ & TSX: IVN) is an international mining company with operations focused in the Asia Pacific region. Assets include the company’s 66% interest in the world-scale, Oyu Tolgoi copper-gold mine development project in southern Mongolia; its 57% interest in Mongolian coal miner SouthGobi Resources (TSX: SGQ; HK: 1878); a 62% interest in Ivanhoe Australia (TSX & ASX: IVA), a copper-gold-uranium-molybdenum-rhenium exploration and development company; and a 50% interest in Altynalmas Gold Ltd., a private company developing the Kyzyl Gold Project in Kazakhstan.
Information contacts
Investors: Bill Trenaman +1.604.688.5755. Media: Bob Williamson +1.604.331.9830
Forward-looking statements
Certain statements made herein, including statements relating to matters that are not historical facts and statements of our beliefs, intentions and expectations about developments, results and events which will or may occur in the future, constitute “forward-looking information” within the meaning of applicable Canadian securities legislation and “forward-looking statements” within the meaning of the “safe harbour” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking information and statements are typically identified by words such as “anticipate,” “could,” “should,” “expect,” “seek,” “may,” “intend,” “likely,” “plan,” “estimate,” “will,” “believe” and similar expressions suggesting future outcomes or statements regarding an outlook. These include, but are not limited to, whether or not the above contemplated rights offering or project-finance package will be successfully completed in the future and other statements that are not historical facts.
All such forward-looking information and statements are based on certain assumptions and analyses made by Ivanhoe Mines’ management in light of their experience and perception of historical trends, current conditions and expected future developments, as well as other factors management believes are appropriate in the circumstances. These statements, however, are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those projected in the forward-looking information or statements. Important factors that could cause actual results to differ from these forward-looking statements include those described under the heading “Risk Factors” included in the rights offering prospectus or in the Company’s Annual Information Form, which are filed on Sedar and EDGAR. The reader is cautioned not to place undue reliance on forward-looking information or statements.
The issuer has filed a registration statement (including a prospectus) with the SEC for the rights offering to which this communication relates. Before investing, individuals should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and the rights offering. The documents are available free of charge by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer or dealer managers participating in the rights offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-858-5407.

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